EXHIBIT 99.1
DIX NAMED TO CAMCO FINANCIAL AND ADVANTAGE BANK
BOARD OF DIRECTORS
     Cambridge, Ohio — [NASDAQ symbol: “CAFI”] Camco Financial Corporation, parent company of Advantage Bank, has announced the appointment of Andrew S. Dix to the Board of Directors of Camco Financial Corporation and Advantage Bank. Richard C. Baylor, Chairman, CEO and President of Camco and Advantage Bank made the announcement.
     Dix is the publisher of The Daily & Sunday Jeffersonian. Prior to joining The Daily & Sunday Jeffersonian in 2006, he was the Advertising Director for The Alliance Review from 1998 to 2006.
     Dix earned a Bachelor of Arts from Wittenberg University in 1996. Active in community affairs, Dix is on the board of both the Guernsey County Community Foundation and the Cambridge Chamber of Commerce and is a member of the Cambridge Rotary Club. Dix previously served on the boards for the Alliance, Ohio Rotary Club and Stark County Park District as well as a member of the Greater Alliance Chamber of Commerce and Alliance Area United Way. He resides in New Concord, Ohio with his wife and their daughter.
     Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer relationship banking that includes commercial, business and consumer financial services, internet banking and title insurance services in Ohio, Kentucky and West Virginia.
Additional information about Camco Financial Corporation may be found on Camco’s web site: www.advantagebank.com.